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                                                               Exhibit 99(j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 26, 2004, relating to the financial statements and financial highlights which appears in the May 31, 2004 Annual Report to Shareholders of STI Classic Life Vision Aggressive Growth Stock Fund, STI Classic Life Vision Conservative Fund, STI Classic Life Vision Growth and Income Fund, and STI Classic Life Vision Moderate Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
March 22, 2005